77E. Legal Proceedings

On June 1, 2004, the Attorney General of the State of New Jersey announced that it had dismissed PIMCO from a complaint filed on February 17, 2004, and that it had entered into a settlement agreement ("the New Jersey Settlement") with Allianz Global Investors of America L.P. (formerly Allianz Dresdner Asset Management of America L.P.) ("Allianz"), PIMCO's parent company, PEA Capital LLC ("PEA") and PA Distributors LLC ("PAD") (entities affiliated with PIMCO through common ownership by Allianz), in connection with the same matter. In the New Jersey Settlement, Allianz, PEA and PAD neither admitted nor denied the allegations or conclusions of law, but did agree to pay New Jersey a civil fine of $15 million and $3 million for investigative costs and further potential enforcement initiatives against unrelated parties. They also undertook to implement certain governance changes. The complaint relating to the New Jersey Settlement alleged, among other things, that Allianz, PEA and PAD had failed to disclose that they improperly allowed certain hedge funds to engage in "market timing" in certain funds in the PIMCO Funds: Multi-Manager Series ("MMS Funds"). The complaint sought injunctive relief, civil monetary penalties, restitution and disgorgement of profits.

On February 20, 2004, a putative class action lawsuit was filed in the United States District Court for the District of New Jersey on behalf of certain shareholders of the PIMCO Funds against Allianz, PAD, PIMCO, PEA, PIMCO Funds: Pacific Investment Management Series ("PIMS Funds"), MMS Funds, PIMCO Variable Insurance Trust ("PVIT"), PIMCO Commercial Mortgage Securities Trust, Inc. ("PCM") and certain other defendants, alleging that inappropriate market timing activity by certain shareholders caused financial injury to the shareholders of those Funds.

The following additional putative class action lawsuits have been filed against the PIMS Funds, the MMS Funds and/or their affiliates, each related to alleged market-timing activity in funds advised by PIMCO or its affiliates:
(1) a lawsuit filed in the United States District Court for the District of Connecticut on February 27, 2004 (naming as defendants Allianz, PAD, PEA, the PIMS Funds, the MMS Funds, PVIT, PCM and certain other parties); (2) a lawsuit filed in the United States District Court for the Central District of California on March 4, 2004 (naming as defendants PIMCO, Allianz, PEA and PAD);
(3) a lawsuit filed in United States District Court for the Southern District of New York on March 8, 2004 (naming PIMCO, PAD and certain of their ffiliates as defendants); (4) a lawsuit filed in the United States District Court for the Southern District of New York, on March 15, 2004 (naming PIMCO as the defendant); (5) two separate lawsuits filed in the United States District Court for the Central District of California on March 22, 2004, brought derivatively on behalf of the PIMCO High Yield Fund and the PIMCO
Money Market Fund, respectively (each naming Allianz, PA Fund Management LLC (formerly known as PIMCO Advisors Fund Management LLC) ("PAFM") and certain other parties as defendants, and the PIMCO Funds as the nominal defendant);
(6) a lawsuit filed in the United States District Court for the Central District of California, also on March 22, 2004, brought derivatively on behalf of the PIMS Funds and the MMS Funds (naming Allianz, PIMCO, PAD and certain other parties as defendants, and the PIMS Funds and the MMS Funds as nominal defendants); (7) a lawsuit filed in the United States District Court for the District of New Jersey on April 20, 2004 (naming Allianz, PAD, the PIMS Funds and certain other parties as defendants); and (8) a lawsuit filed in the United States District Court for the Northern District of California on April 28, 2004 (naming Allianz, PIMCO, PAD, PEA and certain other parties as defendants, and the "PIMCO Funds," including the PIMS Funds, as nominal defendants). Each complaint for the foregoing putative class actions alleges, among other things, that inappropriate trading by shareholders engaged in market timing activities took place in certain of the funds advised by PIMCO, and each complaint seeks unspecified compensatory damages.

On February 17, 2004, a putative class action lawsuit was filed in the United States District Court for the District of Connecticut on behalf of certain shareholders of the PIMCO Funds against Allianz, PEA, PIMCO, PIMS Funds, MMS Funds and certain other defendants, alleging excessive investment advisory fees and the use of brokerage commissions to pay for distribution of fund shares. Three similar putative class action lawsuits were subsequently filed, each in the United States District Court for the District of Connecticut on March 1, 2004, April 23, 2004 and May 20, 2004, respectively.

PIMCO and the Trust believe that these developments will not have a material adverse effect on the Trust or on PIMCO's ability to perform its investment advisory services on behalf of the Trust.